Exhibit 10.1

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
PARTICIPATION AGREEMENT

This Agreement is made and entered into as of the ______ day of __________, 2013 by and between FIRST SAVINGS BANK NORTHWEST (hereinafter referred to as "the Bank") and Joseph W. Kiley III (hereinafter referred to as "the Participant"), pursuant to the Executive Supplemental Retirement Income Plan.  This agreement modifies all other Executive Supplemental Retirement Plan Participant Agreements between the Bank and the Participant if any.

In consideration of past and future services of the Participant to the Bank, and of the mutual covenants contained herein, the Bank and the Participant agree as follows:

1.	Benefits

A.           Normal Retirement:  Effective __________, 2013, the Participant shall be entitled to the normal retirement benefit provided for in this Section 1, Paragraph A if he is employed by the Bank upon attaining age 65 (the “Vesting Requirement”).  If the Vesting Requirement is satisfied, then upon the first day of the month following the Participant’s attainment “separation from service” (as that phrase is defined in Section 409A of the Internal Revenue Code and the regulations and guidance of general applicability issued thereunder (“Section 409A”), taking into account the rules and presumptions provided for in the Section 409A regulations) from the Bank and all other related entities (as determined under Section 409A), then the Bank shall pay to the Participant an annual pension of Twenty Eight Thousand ($28,000) Dollars for 15 years, payable in monthly installments (180 months in total). Upon commencement of benefit payments, regardless of age, said benefit shall remain level except by modification of this agreement pursuant to Section 5, Paragraph D. herein.  Said payments shall be reduced by any state or federal taxes required to be withheld by the Bank. Notwithstanding the foregoing, if at the time of the Participant’s separation from service he is a “specified employee” (within the meaning of Section 409A), then payments under this Paragraph shall not commence until the 185th day following the date of Participant’s separation from service.  All payments which are delayed on account of the foregoing sentence shall be paid (without interest) with the first payment that is not subject thereto.  In the event that said Participant shall die following the commencement of benefits hereunder, but prior to receiving 180 monthly payments, the Bank will pay to the Participant’s beneficiary, designated on the attached Exhibit “A”, Beneficiary Designation Form, the balance of said payments until a total of 180 payments have been made by the Bank.  The beneficiary designated by the Participant on the attached Beneficiary Designation Form shall be the Participant’s legal spouse, if married, unless such spouse shall consent in writing, to the designation of another beneficiary.  If, at the time of the Participant’s death, there is no surviving spouse, or if the designation of beneficiary shall be ineffective for any reason, the beneficiary shall conclusively be deemed to be the Participant’s lineal descendents, per stirpes or, if none, those persons who would be entitled to share in the Participant’s estate if the Participant died intestate.  Subject to the foregoing, the Participant may, at any time, change the beneficiary hereunder by filing a new Beneficiary Designation Form with the Secretary of the Bank.

       B.           Pre-Retirement Death:   In the event the Participant dies while employed by the Bank, but prior to the commencement of benefits under Section 1, Paragraph A, the Participant’s beneficiary as designated on the Beneficiary Designation Form (pursuant to the rules on beneficiary designations set forth in Sub-Paragraph 1.A.), shall receive a lump sum death benefit of $200,000.  Such amount shall be payable no later than 60 days following the date of the Participant’s death. Upon payment of this amount, no further sums shall be due the Participant or his beneficiary.

2.    Forfeiture or Suspension of Benefits    Notwithstanding any other provision of this plan to the contrary, supplemental retirement benefits shall be forfeited or suspended as follows:

A.   No supplemental benefit shall be paid if the Participant commits suicide, while sane or insane, within two (2) years from the date he or she is enrolled under the Plan.

B.   No supplemental benefit shall be paid if a Participant is discharged for cause by reason of fraud, dishonesty, embezzlement or any other breach of trust.

3.    Ownership of Insurance:    All rights and incidents of ownership in any life insurance policy that the Bank may purchase insuring the life of the Participant shall belong exclusively to the Bank, and neither the Participant or any beneficiary or other person claiming under or through him or her shall have any rights, title or interest in or to any such insurance policy.  Neither the Participant nor any beneficiary under this Agreement shall have any power to transfer, assign, hypothecate or otherwise encumber, in advance any of the benefits payable hereunder, nor shall any benefits be subject to seizure for the benefit of any debts or judgments, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

4.    Administration:    The Bank shall have full power and authority to interpret, construe and administer this Plan, to adopt appropriate procedures and to make all decisions necessary or proper to carry out the terms of the Plan.  The Bank's interpretation and construction hereof, and actions hereunder, including any determination of benefit amount or designation of the person to receive supplemental payments, shall be binding and conclusive on all persons for all purposes.  Neither the Bank, nor its officers, employees, or directors, nor any member thereof shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.

5.   General Provisions:

A.   Retirement Plan:    Nothing in this Agreement shall diminish or impair the Participant's eligibility, participation or benefit entitlement under the qualified retirement plan for the employees of the Bank, or any other benefit, insurance or compensation plan or agreement of the Bank now or hereinafter in effect.

B.   No Effect on Employment:    This Plan shall not be deemed to give the Participant any right to be retained in the employment of the Bank, or to interfere with the right of the Bank to terminate the Participant at any time and to treat him without regard to the effect which such treatment might have upon him as a Participant in this Plan.

C.   Legally Binding:   The rights, privileges, benefits and obligations under this Plan are intended to be legal obligations of the Bank and binding upon the Bank, its successors and assigns.

D.   Modification:    The Bank by action of the Board of Directors, reserves the exclusive right to amend, modify or terminate this Plan.  Any such termination, modification or amendment shall not terminate or diminish any present or future rights or benefits.  The Bank shall give thirty (30) days notice, in writing, to the Participant prior to the effective date of any such amendment, modification or termination of this Plan.  The Plan may be terminated only if the termination occurs in accordance with the requirements of Section 409A.

In witness whereof, the Bank has caused this Agreement to be executed by its Secretary duly authorized and the Participant as of the date first written set forth above.

Participant	First Savings Bank Northwest

________________________	By: _______________________
Joseph W. Kiley III	Gary F. Kohlwes Secretary

Spousal Acknowledgement

________________________
Valerie Szabo Kiley

EXHIBIT A

BENEFICIARY DESIGNATION FORM

Pursuit to the EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN PARTICIPATION AGREEMENT dated __________, 2013 between the undersigned participant and FIRST SAVINGS BANK NORTHWEST, the participant hereby designates his spouse VALERIE SZABO KILEY as beneficiary under the terms of said agreement.

Dated this ____ day of __________, 2013

_______________________________________________
Joseph W. Kiley III                              Participant